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                                                                    Exhibit 21.1



                                  Subsidiaries

Princeton Review Management, L.L.C., a Delaware limited liability company, a wholly owned subsidiary

Princeton Review Operations, L.L.C., a Delaware limited liability company, a wholly owned subsidiary

Princeton Review Products, L.L.C., a Delaware limited liability company, a wholly owned subsidiary

Princeton Review Publishing, L.L.C., a Delaware limited liability company, a wholly owned subsidiary

Apply Technology, L.L.C., a Delaware limited liability company, a wholly owned subsidiary of Princeton Review Publishing, L.L.C.

The Princeton Review Canada, Inc., an Ontario corporation, a wholly owned subsidiary